Exhibit 4.10

PROMISSORY NOTE

$100,000	January 16, 2014
Moorestown N.J.

FOR VALUE RECEIVED, the undersigned, CareKinesis Inc., a Delaware Corporation, promises to pay to the order of Calvin Knowlton and Orsula Knowlton at [                  ] the sum of One Hundred Thousand Dollars ($100,000.00) at a rate of six percent (6%) per annum as follows:

Monthly interest-only payments due on the 15th of each month, commencing on February 15, 2014. The loan is calculated as # days/month times 0.000164, times the outstanding principal at month’s end. The February 15, 2014 payment will include interest due on the principal from January 16, 2014 through January 31, 2014.

It is understood that periodic withdraws of principal will occur, with at least fifteen (15) days notice.

This Promissory Note may be paid in part or in full at any time without penalty.

If any payment hereon be not paid within thirty (30) days of the due date all of the indebtness evidenced by this Promissory Note shall, at the option of the Holder, be immediately due and payable.

If this note is placed in the hands of an attorney for collection, the undersigned makers agree to pay an additional amount equal to reasonable attorney fees.

MAKER:
CAREKINESIS, INC.

By:	/s/ Brian W. Adams
Name: Brian W. Adams
Title: VP, Finance/Secretary